EXHIBIT 99.2

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2008 and 2007
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Income / Earnings Per Share
Net income	$5,488	$20,622	$12,910	$38,126
Add: restructuring and impairment charge (credit), net of
related tax effect	17	-	(1,109)	-
Net income (excluding restructuring and impairment
charge (credit))	$5,505	$20,622	$11,801	$38,126

Earnings per basic share	$0.19	$0.70	$0.45	$1.28
Earnings per basic share (excluding restructuring and
impairment charge (credit))	$0.19	$0.70	$0.41	$1.28
Basic weighted average shares outstanding	28,739	29,391	28,721	29,738

Earnings per diluted share	$0.19	$0.70	$0.45	$1.27
Earnings per diluted share (excluding restructuring and
impairment charge (credit))	$0.19	$0.70	$0.41	$1.27
Diluted weighted average shares outstanding	28,739	29,542	28,793	30,003

Consolidated Operating Income / Operating Margin
Operating income	$10,087	$33,497	$22,298	$61,294
Add: restructuring and impairment charge (credit)	26	-	(1,604)	-
Operating income (excluding restructuring and impairment
charge (credit))	$10,113	$33,497	$20,694	$61,294

Net sales	$189,558	$259,510	$395,399	$508,237
Operating margin	5.3%	12.9%	5.6%	12.1%
Operating margin (excluding restructuring and impairment
charge (credit))	5.3%	12.9%	5.2%	12.1%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$8,580	$26,376	$20,465	$53,156
Add: restructuring and impairment charge	-	-	408	-
Wholesale operating income (excluding restructuring and
impairment charge)	$8,580	$26,376	$20,873	$53,156
Wholesale net sales	$108,848	$155,930	$230,143	$312,253
Wholesale operating margin	7.9%	16.9%	8.9%	17.0%
Wholesale operating margin (excluding restructuring and
impairment charge)	7.9%	16.9%	9.1%	17.0%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(3,185)	$6,351	$(6,237)	$7,250
Add: restructuring and impairment charge (credit)	26	-	(2,012)	-
Retail operating income (excluding restructuring and
impairment charge (credit))	$(3,159)	$6,351	$(8,249)	$7,250
Retail net sales	$147,183	$192,579	$303,053	$375,333
Retail operating margin	-2.2%	3.3%	-2.1%	1.9%
Retail operating margin (excluding restructuring and
impairment charge (credit))	-2.1%	3.3%	-2.7%	1.9%

EBITDA
Net income	$5,488	$20,622	$12,910	$38,126
Add: interest expense (income), net	2,565	1,686	5,073	3,083
Add: income tax expense	2,780	12,112	5,768	22,392
Add: depreciation and amortization	6,490	6,149	12,808	12,086
EBITDA	$17,323	$40,569	$36,559	$75,687
Net sales	$189,558	$259,510	$395,399	$508,237
EBITDA as % of net sales	9.1%	15.6%	9.2%	14.9%

EBITDA	$17,323	$40,569	$36,559	$75,687
Add: restructuring and impairment charge (credit)	26	-	(1,604)	-
EBITDA (excluding restructuring and impairment charge (credit))	$17,349	$40,569	$34,955	$75,687
Net sales	$189,558	$259,510	$395,399	$508,237
EBITDA as % of net sales excluding restructuring and
impairment charge (credit))	9.2%	15.6%	8.8%	14.9%